EXHIBIT 3.1
ARTICLES OF AMENDMENT
TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
EDAC TECHNOLOGIES CORPORATION
1. Name of the Corporation: EDAC Technologies Corporation
2. Text of Amendment:
The Amended and Restated Articles of Incorporation of the Corporation shall be amended by deleting ARTICLE IV in its entirety and replacing it with the following:
“ARTICLE IV
The aggregate number of shares which the Corporation shall have the authority to issue is 20,000,000 shares of common stock, $0.0025 par value.”
3. Adoption:
The foregoing amendment to the Corporation’s Amended and Restated Articles of Incorporation was submitted to the Corporation’s shareholders by the Board of Directors of the Corporation and was approved and adopted by such shareholders on June 4, 2008, in accordance with Section 180.1003 of the Wisconsin Business Corporation Law.
IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on behalf of the Corporation this 25th day of July, 2008.

By:	/s/Glenn L. Purple
Glenn L. Purple
Secretary

This instrument was not executed in the State of Wisconsin.